Exhibit (a)(5)(D)

FAQs

Is this public? Am I allowed to share the information with others?

The deal has been announced publicly but has not yet closed. Please do not share anything beyond what has already been made public.

Will there be layoffs?

One of the goals of this transaction is to fuel growth, and we do not anticipate significant layoffs. In fact, there will be additional hiring that occurs as a result of the acquisition and we expect the total employee base to increase. That said, there may be some role reductions in places where there is clear duplication. We are committed to transparency and will share more information as quickly as we can.

When will the transaction be completed? What should I expect between now and then?

We currently expect to close the transaction by the end of Q1 2021, subject to certain conditions.

Until that time, Viela and Horizon will continue to operate as separate, independent companies.

It is important that we stay focused on our day-to-day responsibilities and continue delivering on our business goals.

Over the coming weeks, we will be participating in integration planning work on how it may be best to bring our companies together and capitalize on the strengths and talent across each organization.

We are in the process of setting up an integration management office to manage the integration and minimize disruption. This effort will be led by Andy Pasternak (Executive Sponsor) and Maggie Orseth (Integration Lead).

Continuity will be key – we want to minimize disruptions and invest across both companies as they come together. We expect minimal changes to roles and responsibilities at the time of closing.

We are committed to remaining transparent and will share more about the go-forward plan as we get closer to the transaction close date.

What should I expect for the integration?

An Integration Management Office (IMO) will manage the integration. Initially, the IMO will be focused on preparing for close (targeting by end of Q1 2021) to ensure we have organizational continuity on Day 1. Beyond close, we will work with all functions to develop the best-in-class combined organization. Once we have a firm timeline of what to expect and when, it will be shared. Know that a smooth transition is important to us so we will be working hard to ensure minimal disruption at both companies.

When will the Viela integration begin? What does the timeline look like?

We currently expect to close by end of Q1 2021, subject to certain conditions, and plan to have the integration substantially completed in terms of organizational structure within the first 4 months post-close.

When will Viela team members be introduced to the organization?

In the immediate term, the Integration Management Office will be in touch with a small subset of the Viela team as we prepare for close. During this period, we will seek opportunities to make appropriate connections across the companies. After the close of the transaction, Viela team members will be integrated into their appropriate functions. Please speak with your immediate supervisor if you have any specific questions.

What should I be doing to get started on integration? How can I be involved in the integration?

We expect teams to remain focused on their current projects. We are committed to a thoughtful assessment of the business and plan to develop an organizational structure that will draw on the best from both Viela and Horizon. We will be setting up an Integration Management Office (IMO) to manage the integration. We are committed to transparency and will share more as the IMO is developed. The IMO will reach out to Horizon employees as needed for help with the integration. In the meantime, employees should focus on maintaining our current business.

Am I allowed to reach out to Viela employees?

We ask that you do not proactively reach out to Viela employees. For integration planning purposes, communication with Viela will go through the centrally managed Integration Management Office. Please refer to your direct supervisor if you have specific questions.

Someone from Viela reached out to me. Am I allowed to talk to him / her?

If a friend or former colleague reaches out to you with questions about what it is like to work at Horizon, we invite you to share your perspective on our company culture, values and mission. Please keep in mind that we remain two separate companies until the close of the transaction, and you are not allowed to share any non-public information. This includes information about Horizon’s products and programs, or any information or expectations you may have about the acquisition, integration or future prospects of Horizon or the combined companies.

In the event that someone you don’t know at Viela reaches out to you, please notify the Integration Management Office (IMO) prior to responding (email: XXXX@HorizonTherapeutics.com). The IMO will assess the situation on a case-by-case basis and help facilitate a discussion where appropriate.

Will current roles and responsibilities change? Can we continue working on our programs?

We expect there to be minimal changes to roles and responsibilities at the time of closing, and we are committed to a thoughtful assessment of the business and plan to develop an organizational structure that will draw on the best from both Viela and Horizon. For now, teams should remain focused on their current projects.

What will the structure of the new organization look like? What will the leadership team look like? How will my team / function change?

Between now and close, we will evaluate the leadership structure and share changes to the structure. Given the anticipated short time between now and close, most teams should anticipate limited changes on Day 1 (close). As we more fully integrate in early to mid-2021, we expect to communicate the new integrated organizational structure.

Are we keeping our current locations?

Yes, our plan is to minimize disruption. We do not expect to relocate any Horizon employees.

Can I talk to my customers? Do they know?

Please feel free to discuss publicly released information with your customers. If you receive questions from customers that you don’t feel prepared to answer, please notify the Integration Management Office (email: XXXX@HorizonTherapeutics.com) for help developing a response.

Who will be providing more information and when can we expect it?

The Integration Management Office (Maggie Orseth: Integration Lead and Andy Pasternak: Executive Sponsor) will provide regular updates about the integration.

Who can I reach out to with specific questions?

Please reach out to XXXX@HorizonTherapeutics.com with questions.

Additional Information and Where to Find It

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Viela Bio, Inc. (“Viela”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (“SEC”) by Horizon Therapeutics plc, Horizon Therapeutics USA, Inc. (“Parent”) and Teiripic Merger Sub, Inc., and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Viela. The offer to purchase shares of Viela common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by Viela under the “Investors/Media” section of Viela’s website at www.vielabio.com.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of Viela and the timing and benefits thereof, Horizon’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. These forward-looking statements are based on Horizon’s and Viela’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Parent’s ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Viela tender their shares in the transaction; the final terms and conditions of Horizon’s financing for the transaction; the outcome of legal proceedings that may be instituted against Viela and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Viela and its products, including uncertainty of the expected financial performance of Viela and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement, and the possibility that if Viela does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Horizon’s shares could decline, as well as other risks related to Horizon’s and Viela’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon’s and Viela’s respective SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2019 and subsequent quarterly and current reports filed with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Horizon’s and Viela’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Horizon and Viela undertake no duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events or changes in their expectations, except as required by law.